Exhibit 3.1.10

- Annex 2.2 –

Number of shares issued by VCP held on October 16, 2009 by the Parties

Shareholder	Number of shares held	% of capital stock*
VID	137,279,283	29.3394%
BNDESPAR	157,360,455	33.6311%
Total	294,639,738	62.9705%

* This percentage was calculated considering the total capital stock of VCP comprising 467,934,646 common shares, under the terms of the Extraordinary General Meeting of VCP convened August 24, 2009, and excluding the 33,371 shares in treasury.

- Annex 2.3.1 –

Number of shares issued by VCP held by the Parties that shall be subject to the present Agreement until the end of the Restricted Period

Shareholder	Number of linked shares	% of capital stock*
VID	137,279,283	29.3394%
BNDESPAR	97,139,256	20.7606%
Total	234,418,539	50.1%*

* This percentage was calculated considering the total capital stock of VCP comprising 467,934,646 common shares, under the terms of the Extraordinary General Meeting of VCP convened August 24, 2009, and excluding the 33,371 shares in treasury.

- Annex 2.3.2 –

Number of shares issued by VCP held by the Parties that shall be subject to the present Agreement after the Restricted Period

Shareholder	Number of linked shares	% of capital stock*
VID	137,279,283	29.3394%
BNDESPAR	51,677,153	11.0445%
Total	188,956,436	40.3838%*

* This percentage was calculated considering the total capital stock of VCP comprising 467,934,646 common shares, under the terms of the Extraordinary General Meeting of VCP convened August 24, 2009, and excluding the 33,371 shares in treasury.